EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-226207, 333-218187, 333-147149, 333-168800, 333-200375, and 333-202027), and Forms S-3 (Nos. 333-225448, 333‑180290, 333-202024, and 333-207896) of our reported dated March 31, 2021 included in this Annual Report on Form 10-K of Remark Holdings, Inc. (the “Company”) relating to the consolidated balance sheet of the Company as of December 31, 2020, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2020, and the related notes (which report expresses an unqualified opinion and contains an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern), for the Company as of December 31, 2020.

/s/ Weinberg & Company

Weinberg & Company, P.A.
Los Angeles, CA
March 31, 2021